Exhibit (a)(1)(iii)

Offer To Redeem For Cash

All Outstanding Shares of Class A Common Stock

of

PERSHING SQUARE TONTINE HOLDINGS, LTD.

at

$20.0113 per Share of Class A Common Stock

Pursuant to the Offer to Redeem

Dated July 8, 2021

by

PERSHING SQUARE TONTINE HOLDINGS, LTD.

THE REDEMPTION OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 5, 2021, UNLESS THE REDEMPTION OFFER IS EXTENDED OR TERMINATED.

July 8, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Pershing Square Tontine Holdings, Ltd., a Delaware corporation (the “Company”), to act as information agent in connection with the Company’s offer to purchase and redeem all outstanding shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), at a price of $20.0113 per share (the “Redemption Price”), upon the terms and subject to the conditions set forth in the Offer to Redeem, dated July 8, 2021 (as it may be amended, supplemented or modified from time to time, the “Offer to Redeem”), and the related Letter of Transmittal (as it may be amended, supplemented or modified from time to time, the “Redemption Offer Letter of Transmittal” and, together with the Offer to Redeem, the “Redemption Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold shares of Class A Common Stock registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF CLASS A COMMON STOCK DO NOT TENDER THEIR SHARES OF CLASS A COMMON STOCK PURSUANT TO THE REDEMPTION OFFER.

The Redemption Offer is not subject to any financing condition. The conditions of the Redemption Offer are described in the section of Offer to Redeem entitled “The Redemption Offer—Conditions of the Redemption Offer.”

For your information and for forwarding to your clients for whom you hold shares of Class A Common Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Redeem;

2. The Redemption Offer Letter of Transmittal for your use in accepting the Redemption Offer and tendering shares of Class A Common Stock and for the information of your clients, together with the included IRS Form W-9;

3. A form of letter that may be sent to your clients for whose accounts you hold shares of Class A Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Redemption Offer; and

4. A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Redemption Offer and withdrawal rights will expire at 11:59 P.M., New York City time, on August 5, 2021 (the “Expiration Time,” unless the Company extends or earlier terminates the Redemption Offer, in which event “Expiration Time” will mean the latest time and date at which the Redemption Offer, as so extended by the Company, will expire).

The Redemption Offer is being made pursuant to the Share Purchase Agreement, dated as of June 20, 2021 (as it may be amended, supplemented or modified from time to time, the “Share Purchase Agreement”), by and between the Company and Vivendi S.E. (“Vivendi”), a corporation (société européenne) incorporated under the laws of France, pursuant to which the Company will purchase 10% of the ordinary shares (such shares, the “UMG Shares”) of Universal Music Group B.V. (“UMG”), a private company with limited liability organized under the laws of the Netherlands, par value €10 per share and distribute those UMG Shares to its stockholders (the “Business Combination”).

The board of directors of the Company has unanimously: (i) approved the making of the Redemption Offer, (ii) approved the Business Combination and the Business Combination Documents (as defined in the Offer to Redeem); (iii) determined that the Business Combination is in the best interests of the Company and its stockholders; and (iv) authorized the Company to enter into the Business Combination Documents (as defined in the Offer to Redeem) and to undertake the various steps required to effectuate the Business Combination.

For shares of Class A Common Stock to be properly tendered pursuant to the Redemption Offer, the share certificates or confirmation of receipt of such shares of Class A Common Stock under the procedure for book-entry transfer, together with a properly completed and duly executed Redemption Offer Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfers, either such Redemption Offer Letter of Transmittal or an Agent’s Message (as defined in the section of the Offer to Redeem entitled “The Redemption Offer—Procedures for Tendering Class A Common Stock”) in lieu of such Redemption Offer Letter of Transmittal, and any other documents required in the Redemption Offer Letter of Transmittal, must be timely received by the Depositary, all in accordance with the Offer to Redeem and the Redemption Offer Letter of Transmittal.

Except as set forth in the Offer to Redeem, the Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Class A Common Stock pursuant to the Redemption Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

You may contact us as Information Agent with questions and requests for assistance, and for additional copies of the Offer to Redeem, the Redemption Offer Letter of Transmittal and other Redemption Offer materials, at the address and telephone number set forth on the back cover of the Offer to Redeem.

Very truly yours,

Nothing contained herein or in the enclosed documents shall render you the agent of the Company, the Information Agent, or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Redemption Offer other than the enclosed documents and the statements contained therein.

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